BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C. Certified Public Accountants

406 Lippincott Drive, Ste. J
     Marlton, New Jersey 08053-4168
(856) 355-5900 Fax (856) 396-0022

January 29, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Life Nutrition Products, Inc. (the "Company"). We have read the Company's disclosure set forth in Item 4.01 "Changes in Registrant's Certifying Accountant" of the Company's Current Report on Form 8-K dated January 29, 2010 (the "Current Report") and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ Bagell, Josephs, Levine & Company, LLC